Exhibit 99.1

2012-08
Contact:                  Jeff Altamari
Vice President, Investor Relations
(713) 513-3344

CAMERON SECOND QUARTER EARNINGS PER SHARE $0.74, EXCLUDING CHARGES OF $0.04 PER SHARE

•	Orders $2.6 billion, second highest quarter ever; $7.5 billion backlog a record level
•	Earnings total $0.74 per share, excluding charges, versus $0.66, excluding charges, in second quarter of 2011
•	Expect record orders in 2012

HOUSTON (July 26, 2012) -- Cameron (NYSE: CAM) reported net income of $174.6 million, or $0.70 per diluted share, for the quarter ended June 30, 2012, compared with net income of $148.0 million, or $0.59 per diluted share, for the second quarter of 2011.  The second quarter 2012 results include pre-tax charges of $9.9 million, or $0.04 per share, primarily related to pension settlement and integration costs.  The second quarter 2011 results included pre-tax charges of $20.1 million, or $0.07 per diluted share, related to litigation and restructuring costs.

Year-over-year revenues increase in every segment
Revenues were $2.05 billion for the quarter, up 18.0 percent from $1.74 billion a year ago, and income before income taxes was $223.1 million, up 19.0 percent from $187.4 million a year ago. Cameron Chairman and Chief Executive Officer Jack B. Moore said that the year-over-year revenue increases were due to gains in all three of the Company’s segments, with the Drilling & Production Systems (DPS) and Valves & Measurement (V&M) segments seeing double digit revenue gains. “In addition, EBITDA margins in each of our segments showed sequential quarterly improvements,” Moore said.

Year-over-year orders increase nearly 8%, include large subsea order for Egypt. Quarterly records set for several businesses
Total orders were $2.57 billion for the quarter, up from $2.39 billion in the second quarter of 2011, for an increase of 7.8%.  Moore noted that this was Cameron’s second highest orders quarter ever.  Record bookings were established for the surface and V&M businesses.
Orders for the quarter included a $122 million award from Petrobel for subsea trees, MARS modules and HIPPS manifolds, making it Cameron’s second complete SPS system in Egypt. In the drilling systems business, orders for a total of five deepwater blowout preventer stacks as well as five jackup blowout preventer stacks were received during the quarter.
Cameron’s backlog at the end of the second quarter was $7.45 billion, up from the first quarter level of $6.77 billion and up from $5.52 billion a year ago.  Moore noted that this is a record backlog for the Company. “This represents year-over-year backlog increases for all of our business segments,” he said. “It reflects 35% growth from a year ago”. Moore stated, “While overall market growth in North America is under pressure, the Company’s outlook for the balance of 2012 is robust with visibility to orders in the international and deepwater markets. Additionally, we continue to gain share in our surface North America market.”

Capital investment continues. Balance sheet strong
Cameron’s operations generated cash of $163.5 million during the second quarter. Moore said cash flow from operations should accelerate in the back half of the year as Cameron’s working capital needs should continue to moderate. Moore also noted that Cameron spent approximately $182 million in capital expenditures in the first half. “We expect capital spending to approximate $500 million for 2012,” Moore said, “as we focus on investments in our aftermarket and unconventional resource related businesses, as well as our Brazilian capacity expansion.”

Full-year earnings guidance
Moore said Cameron’s third quarter earnings are expected to be in the range of $0.87 to $0.90 per share, and that the Company anticipates that full-year 2012 earnings, excluding charges, will be in the range of $3.20 to $3.30 per share.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website: www.c-a-m.com
In addition to the historical data contained herein, this document includes forward-looking statements regarding future orders, cash flow and earnings of the Company (including third quarter and full year 2012 earnings per share estimates), as well as expectations regarding working capital needs and capital expenditures, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the possibility of cancellations of orders; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Condensed Results of Operations
($ and shares in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues:
Drilling & Production Systems	$1,155.8	$1,002.7	$2,197.9	$1,868.3
Valves & Measurement	558.3	426.5	1,049.5	766.4
Process & Compression Systems	339.6	311.9	610.6	607.6
Total revenues	2,053.7	1,741.1	3,858.0	3,242.3

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,448.9	1,213.4	2,729.3	2,271.2
Selling and administrative expenses	286.2	250.5	557.6	480.3
Depreciation and amortization	63.6	47.6	123.1	92.4
Interest, net	22.0	22.1	44.7	42.2
Other costs	9.9	20.1	8.4	29.0
Total costs and expenses	1,830.6	1,553.7	3,463.1	2,915.1

Income before income taxes	223.1	187.4	394.9	327.2
Income tax provision	(48.5)	(39.4)	(86.3)	(69.6)
Net income	$174.6	$148.0	$308.6	$257.6

Earnings per common share:
Basic	$0.71	$0.60	$1.25	$1.05
Diluted	$0.70	$0.59	$1.25	$1.03

Shares used in computing earnings per common share:
Basic	246.3	245.0	246.2	244.8
Diluted	247.7	249.9	247.8	251.1

EBITDA:
Drilling & Production Systems	$213.8	$187.3	$383.5	$327.8
Valves & Measurement	121.5	85.6	224.4	150.8
Process & Compression Systems	36.0	43.3	55.9	82.1
Corporate and other(1)	(52.7)	(39.0)	(92.7)	(69.9)
Total	$318.6	$277.2	$571.1	$490.8

(1)
Corporate EBITDA amounts exclude $9.9 million and $8.4 million of other costs for the three- and six-month periods ended June 30, 2012; and $20.1 million and $29.0 million for the three- and six-month periods ended June 30, 2011.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	June 30, 2012	December 31, 2011
	(unaudited)
Assets:
Cash and cash equivalents	$829.0	$898.9
Short-term investments	419.5	423.5
Receivables, net	1,824.0	1,757.3
Inventories, net	2,650.0	2,399.9
Other	359.3	349.0
Total current assets	6,081.8	5,828.6

Plant and equipment, net	1,614.1	1,500.1
Goodwill	1,966.9	1,615.3
Other assets	427.5	417.7
Total Assets	$10,090.3	$9,361.7

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$21.5	$10.6
Accounts payable and accrued liabilities	2,621.1	2,669.7
Total current liabilities	2,642.6	2,680.3

Long-term debt	2,016.1	1,574.2
Deferred income taxes	165.5	184.5
Other long-term liabilities	229.4	215.3
Total liabilities	5,053.6	4,654.3

Stockholders’ Equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 263,111,472 shares issued at June 30, 2012 and December 31, 2011	2.6	2.6
Capital in excess of par value	2,073.4	2,072.4
Retained earnings	3,678.8	3,370.2
Accumulated other elements of comprehensive income (loss)	(89.8)	(90.8)
Less: Treasury stock, 16,839,018 shares at June 30, 2012 (17,579,397 shares at December 31, 2011)	(628.3)	(647.0)
Total stockholders’ equity	5,036.7	4,707.4

Total Liabilities and Stockholders’ Equity	$10,090.3	$9,361.7

Cameron
Unaudited Consolidated Condensed Statements of Cash Flows
($ millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Cash flows from operating activities:
Net income	$174.6	$148.0	$308.6	$257.6
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	51.6	37.6	99.4	72.2
Amortization	12.0	10.0	23.7	20.2
Non-cash stock compensation expense	10.7	9.4	21.6	17.5
Deferred income taxes and tax benefit of employee stock compensation plan transactions	12.2	(31.8)	31.7	(13.0)
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(80.7)	(169.5)	16.8	(201.2)
Inventories	(109.6)	(111.5)	(312.1)	(285.0)
Accounts payable and accrued liabilities	124.4	115.9	(168.3)	(133.4)
Other assets and liabilities, net	(31.7)	93.3	(61.7)	39.8
Net cash provided by (used for) operating activities	163.5	101.4	(40.3)	(225.3)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	190.6	–	512.3	–
Purchases of short-term investments	(265.4)	–	(508.3)	–
Capital expenditures	(95.1)	(72.4)	(181.8)	(134.3)
Acquisitions, net of cash acquired	(248.1)	(14.9)	(309.6)	(42.5)
Proceeds from sale of plant and equipment	8.5	3.2	18.3	9.9
Net cash used for investing activities	(409.5)	(84.1)	(469.1)	(166.9)
Cash flows from financing activities:
Short-term loan borrowings (repayments), net	(62.9)	33.5	(44.5)	31.5
Issuance of senior debt	499.3	747.8	499.3	747.8
Debt issuance costs	(3.4)	(4.7)	(3.4)	(4.7)
Redemption of convertible debentures	–	(181.2)	–	(181.2)
Premium for purchased call options	–	(21.9)	–	(21.9)
Purchase of treasury stock	(4.4)	–	(7.5)	–
Proceeds from stock option exercises, net of tax payments from stock compensation plan transactions	(0.3)	0.9	2.1	16.6
Excess tax benefits from employee stock compensation plan transactions	0.5	0.1	5.2	4.8
Principal payments on capital leases	(2.9)	(2.0)	(5.3)	(3.8)
Net cash provided by financing activities	425.9	572.5	445.9	589.1
Effect of translation on cash	(13.4)	3.7	(6.4)	13.7
Increase (decrease) in cash and cash equivalents	166.5	593.5	(69.9)	210.6
Cash and cash equivalents, beginning of period	662.5	1,449.6	898.9	1,832.5
Cash and cash equivalents, end of period	$829.0	$2,043.1	$829.0	$2,043.1

Cameron
Orders and Backlog
($ millions)

Orders

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Drilling & Production Systems	$1,617.2	$1,442.7	$3,306.6	$2,261.0
Valves & Measurement	549.8	526.5	1,077.8	953.9
Process & Compression Systems	407.0	418.1	759.0	694.8
Total	$2,574.0	$2,387.3	$5,143.4	$3,909.7

Backlog

	June 30, 2012	December 31, 2011	June 30, 2011

Drilling & Production Systems	$5,155.3	$3,811.1	$3,628.3
Valves & Measurement	1,144.0	1,144.9	1,016.2
Process & Compression Systems	1,154.3	1,013.1	875.1
Total	$7,453.6	$5,969.1	$5,519.6

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended June 30, 2012
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$176.1	$111.1	$26.9	$(91.0)	$223.1
Depreciation & amortization	37.7	10.4	9.1	6.4	63.6
Interest, net	–	–	–	22.0	22.0
Other costs	–	–	–	9.9	9.9
EBITDA, excluding other costs	$213.8	$121.5	$36.0	$(52.7)	$318.6

	Three Months Ended June 30, 2011
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$161.4	$75.5	$34.0	$(83.5)	$187.4
Depreciation & amortization	25.9	10.1	9.3	2.3	47.6
Interest, net	–	–	–	22.1	22.1
Other costs	–	–	–	20.1	20.1
EBITDA, excluding other costs	$187.3	$85.6	$43.3	$(39.0)	$277.2

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Six Months Ended June 30, 2012
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$311.4	$203.7	$37.5	$(157.7)	$394.9
Depreciation & amortization	72.1	20.7	18.4	11.9	123.1
Interest, net	–	–	–	44.7	44.7
Other costs	–	–	–	8.4	8.4
EBITDA, excluding other costs	$383.5	$224.4	$55.9	$(92.7)	$571.1

	Six Months Ended June 30, 2011
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$277.6	$130.7	$64.5	$(145.6)	$327.2
Depreciation & amortization	50.2	20.1	17.6	4.5	92.4
Interest, net	–	–	–	42.2	42.2
Other costs	–	–	–	29.0	29.0
EBITDA, excluding other costs	$327.8	$150.8	$82.1	$(69.9)	$490.8

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions, except per share amounts)

	Three Months Ended June 30, 2012
	After Tax (1)	Diluted EPS (2)

Net income, as reported	$174.6	$0.70
Adjustments:
International pension settlement costs	4.8
Acquisition integration costs	2.6
BOP litigation costs	0.6
Mark-to-market impact on currency derivatives(3)	(1.2)
Severance, restructuring and other costs	1.0
Adjusted EPS	$182.4	$0.74

(1)      Individual adjustments assume a 21.7% effective tax rate
(2)      Based on 247.7 million diluted shares
(3)      These derivatives have not been designated as accounting hedges

	Three Months Ended June 30, 2011
	After Tax (1)	Diluted EPS (2)

Net income, as reported	$148.0	$0.59
Adjustments:
BOP litigation costs	11.1
Severance, restructuring and other costs	4.8
Adjusted EPS	$163.9	$0.66

(1)      Individual adjustments assume a 21.0% effective tax rate
(2)      Based on 249.9 million diluted shares